Exhibit 3.1

FORM OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ARLO TECHNOLOGIES, INC.

a Delaware corporation

(as amended on [●], 2018)

Arlo Technologies, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “General Corporation Law”) hereby certifies as follows:

1. That the Corporation was originally incorporated on January 5, 2018 pursuant to the General Corporation Law. The original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on January 5, 2018.

2. Pursuant to Sections 141, 228 and 242 of the General Corporation Law, the amendments and restatement herein set forth have been duly approved by the Board of Directors of the Corporation (the “Board”) and by the unanimous written consent of the sole stockholder of the Corporation.

3. Pursuant to Section 245 of the General Corporation Law, this Amended and Restated Certificate of Incorporation restates and integrates and further amends the provisions of the currently existing Certificate of Incorporation of this Corporation.

4. As so restated, integrated and further amended, the Amended and Restated Certificate of Incorporation (hereinafter, this “Certificate”) reads in its entirety as follows:

ARTICLE I

The name of the Corporation is Arlo Technologies, Inc.

ARTICLE II

The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law as the same exists or may hereafter be amended.

ARTICLE III

The address of the Corporation’s registered office in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware 19801. The name of the registered agent at such address is The Corporation

Trust Company. The Corporation may have such other offices, either within or without the State of Delaware, as the Board may designate or as the business of the Corporation may from time to time require.

ARTICLE IV

The Corporation is authorized to issue two classes of stock, to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation shall have authority to issue is five hundred and fifty million (550,000,000) shares, consisting of five hundred million (500,000,000) shares of Common Stock, par value $0.001 per share, and fifty million (50,000,000) shares of Preferred Stock, par value $0.001 per share.

The Board is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in series, and to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof.

Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate (including any certificate of designation of Preferred Stock relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this Certificate (including any certificate of designation of Preferred Stock relating to any series of Preferred Stock).

ARTICLE V

A. The business and affairs of the Corporation shall be managed by or under the direction of the Board. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate or the Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

B. Until such time as NETGEAR, Inc. (“NETGEAR”) ceases to be the beneficial owner of shares of capital stock of the Corporation representing at least a majority of the voting power of all the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (the “Voting Stock”), any action required or permitted to be taken by the stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if consents in writing, setting forth the action so taken, are signed by the holders of the then-outstanding capital stock having not less than the minimum voting power that would be necessary to authorize or take such action at a meeting at which all shares of capital stock entitled to vote thereon were present and voted. From and after such time that NETGEAR ceases to be the beneficial owner of shares of capital stock representing at least a majority of the voting power of the then-outstanding shares of Voting Stock, any action required or permitted to be taken by the stockholders of the Corporation may be effected only at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing by such stockholders in lieu of such meeting.

C. Subject to the rights of the holders of any series of Preferred Stock then outstanding, special meetings of stockholders of the Corporation shall be called at any time for any purpose as is a proper matter for stockholder action under the General Corporation Law, by only (1) the Board acting pursuant to a resolution duly adopted by a majority of the Board, (2) the Chairman of the Board, (3) the Lead Independent Director or (4) the Chief Executive Officer or the President.

D. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

E. No stockholder will be permitted to cumulate votes at any election of directors.

ARTICLE VI

To the fullest extent permitted by the General Corporation Law, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. If the General Corporation Law is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.

The Corporation may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, she, his or her testator or intestate is or was a director, officer, employee or agent of the Corporation or any predecessor of the Corporation or serves or served at any other enterprise as a director, officer, employee or agent at the request of the Corporation or any predecessor to the Corporation.

Neither any amendment nor repeal of this Article VI, nor the adoption of any provision of this Certificate inconsistent with this Article VI, shall eliminate or reduce the effect of this Article VI, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VI, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE VII

The Corporation is to have perpetual existence.

ARTICLE VIII

A. Competing Activities and Corporate Opportunities.

(a) Except as otherwise agreed in writing by the Corporation and NETGEAR, (i) neither the Corporation nor NETGEAR shall have any duty to refrain from engaging, directly or indirectly, in the same or similar activities or lines of business as the other corporation, doing business with any potential or actual customer or supplier of the other corporation, or employing or engaging or soliciting for employment any director, officer or employee of the other corporation, and (ii) no director or officer of the Corporation or NETGEAR shall be liable to either the Corporation or NETGEAR or to the stockholders of either corporation for breach of any duty by reason of any such activities of the Corporation or NETGEAR, as applicable, or for the presentation or direction to the Corporation or NETGEAR of, or participation in, any such activities, by a director or officer of the Corporation or NETGEAR, as applicable. In the event that NETGEAR acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both NETGEAR and the Corporation, NETGEAR shall have no duty to communicate or present such corporate opportunity to the Corporation and shall not be liable to the Corporation or its stockholders for breach of any duty as a stockholder of the Corporation by reason of the fact that NETGEAR pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person or entity or does not present such corporate opportunity to the Corporation.

(b) In the event that an Interested Person acquires knowledge of a potential Opportunity that may be a corporate opportunity for both the Corporation and NETGEAR (excluding any Opportunity that was presented or became known to such Interested Person solely in his or her capacity as a director or officer of the Corporation, as reasonably determined by such director or officer, unless the Corporation notifies the Interested Person that the Corporation does not intend to pursue such Opportunity),

(i) the Corporation hereby renounces any interest in or expectancy with respect to such Opportunity if such Interested Person (A) presents such Opportunity to NETGEAR or (B) does not communicate information regarding such Opportunity to the Corporation because the Interested Person has directed or intends to direct the Opportunity to NETGEAR, and

(ii) such Interested Person may present such Opportunity to either the Corporation or to NETGEAR or to both, as such Interested Person deems appropriate under the circumstances in such Interested Person’s sole discretion, and by doing so such Interested Person (A) shall have fully satisfied and fulfilled such person’s duties to the Corporation and its stockholders with respect to such Opportunity, (B) shall not be liable to the Corporation or its stockholders for breach of any statutory or common law duties and (C) shall be deemed to have acted in accordance with the standard of care set forth in the General Corporation Law, or any successor statute, or otherwise applicable to directors and officers of a Delaware corporation.

(iii) This Article VIII shall not limit any protections or defenses available to, or indemnification rights of, any director or officer of the Corporation under this Certificate or applicable law. The renunciation of any interest in or expectancy with respect to an Opportunity in this Article VIII shall not be deemed exclusive of or limit in any way any other renunciation of a corporate opportunity by the Corporation or the

Board or protection to which any Interested Person may be or may become entitled under any statute, bylaw, resolution, agreement, vote of stockholders or disinterested directors or otherwise.

B. Definitions. For the purpose of this Article VIII only, the following terms shall have the following meanings:

“NETGEAR” means NETGEAR, Inc., a Delaware corporation, all successors to NETGEAR, Inc. by way of merger, consolidation or sale of all or substantially all of its assets, and all corporations, limited liability companies, partnerships, joint ventures, associations and other entities in which NETGEAR, Inc. beneficially owns (directly or indirectly) 50% or more of the outstanding voting stock, voting power, partnership interests or similar voting interests or which NETGEAR, Inc. otherwise controls, but shall not include the Corporation.

“Corporation” shall mean Arlo Technologies, Inc. and all corporations, limited liability companies, partnerships, joint ventures, associations and other entities in which Arlo Technologies, Inc. beneficially owns (directly or indirectly) 50% or more of the outstanding voting stock, voting power, partnership interests or similar voting interests or which Arlo Technologies, Inc. otherwise controls.

“Interested Person” shall mean a Person who is a director or officer of the Corporation and is also a director or officer of NETGEAR.

“Opportunity” shall mean a potential corporate transaction or matter that may be a corporate opportunity for the Corporation, whether such opportunity is proposed by a third party or is conceived of by an Interested Person, but excluding any potential corporate opportunity if it is a corporate opportunity that is one in which the Corporation has no reasonable expectancy, that the Corporation is not financially able or contractually permitted or legally able to undertake, or that is, from its nature, not in the line of the Corporation’s business or is of no practical advantage to it.

“Person” means any individual, partnership (whether general, limited or otherwise), corporation, limited liability company or other entity, government, or political subdivision, agency, or instrumentality of a government or any two or more such “Persons” acting as a partnership, limited partnership, syndicate or other group for the purpose of acquiring, holding or disposing of securities of an issuer.

C. Notice. Any Person purchasing or otherwise acquiring any interest in shares of stock of the Corporation shall be deemed to have, and may be charged with, notice of and to have consented to the provisions of this Article VIII.

D. Expiration. The provisions of this Article VIII shall automatically expire, cease to apply and have no further force and effect from and after the date on which both (1) NETGEAR ceases to be the beneficial owner of shares of capital stock of the Corporation representing at least a majority of the voting power of the then-outstanding shares of Voting Stock and (2) no Person meets the definition of Interested Person above. For the avoidance of doubt, the expiration of this Article VIII shall not affect the protections afforded by this Article VIII to any Person with respect to any act or failure to act which occurred prior to the expiration of this Article VIII.

ARTICLE IX

Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE X

A. The provisions of this paragraph shall be subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances. The number of directors which constitute the Board of the Corporation shall be as designated or provided for in the Bylaws of the Corporation. Each director, including a director elected to fill a vacancy, shall hold office until the expiration of the term for which elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal.

B. Subject to the rights of the holders of any series of Preferred Stock then outstanding and unless the Board otherwise determines, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board resulting from death, resignation, retirement, disqualification, removal from office or other cause shall, unless otherwise provided by law or by resolution of the Board, be filled only by a majority vote of the directors then in office, whether or not less than a quorum, and directors so chosen shall hold office until such director’s successor is elected and qualified. No reduction in the authorized number of directors shall have the effect of removing any director before such director’s term of office expires.

C. The directors, other than those who may be elected by the holders of any series of Preferred Stock pursuant to any rights of such holders, shall be divided, with respect to the time for which they severally hold office, into three classes (designated as Class I, Class II and Class III), as nearly equal in number as is reasonably possible, with each director to hold office until his or her successor shall have been duly elected and qualified; provided that the first term of office of the Class I directors shall expire at the 2019 annual meeting of stockholders, the first term of office of the Class II directors shall expire at the 2020 annual meeting of stockholders and the first term of the Class III directors shall expire at the 2021 annual meeting of stockholders. At each annual meeting of stockholders, commencing with the 2019 annual meeting of stockholders, (i) directors elected to succeed those directors whose terms expire at such meeting shall be elected to hold office for a three-year term and until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal, and (ii) if authorized by a resolution of the Board, directors may be elected to fill any vacancy on the Board, regardless of how such vacancy shall have been created. The number of directors constituting the entire Board and the allocation of directors among the three classes shall be determined by the Board.

D. Subject to the rights of the holders of any series of Preferred Stock pursuant to any rights of such holders, until such time as NETGEAR ceases to be the beneficial owner of shares of capital stock of the Corporation representing at least a majority of the voting power of the then-outstanding shares of Voting Stock, any director, or all of the directors, may be removed from the Board at any time, with or without cause, by an affirmative vote of holders of at least a majority of the voting power of the then-outstanding shares of Voting Stock. Subject to the rights of the holders of any series of Preferred Stock pursuant to any rights of such holders, from and after such time as NETGEAR ceases to be the beneficial owner of shares of capital stock of the Corporation representing at least a majority of the voting power of the then-outstanding shares of Voting Stock, any director may be removed from the Board at any time, but only for cause, and only by the affirmative vote of holders of at least a majority of the voting power of the outstanding shares of Voting Stock.

E. Notwithstanding the foregoing, whenever the holders of any series of Preferred Stock are entitled to elect a director or directors of the Corporation separately as a series or together with one or more other series pursuant to a resolution of the Board providing for the establishment of such series, such director or directors shall not be subject to the foregoing provisions of this Article X, and the election, term of office, removal and filling of vacancies in respect of such director or directors shall be governed by the resolution of the Board so providing for the establishment of such series and by applicable law.

ARTICLE XI

The Board is expressly empowered to adopt, amend, alter or repeal any of the Bylaws of the Corporation. Any adoption, amendment, alteration, or repeal of the Bylaws of the Corporation by the Board shall require the approval of a majority of the Board. The stockholders shall also have power to adopt, amend, alter or repeal the Bylaws of the Corporation upon the affirmative vote of the holders of at least a majority of the voting power of the then-outstanding shares of Voting Stock, voting together as a single class; provided, however, that, except as otherwise required by law or by this Certificate with respect to any vote of the holders of any class or series of stock of the Corporation, the affirmative vote of the holders of at least two-thirds of the voting power of the then-outstanding shares of Voting Stock, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal all or any portion of Article II, Section 3.2, Section 3.3, Section 3.4, Section 3.14 or Article VI or Article IX of the Bylaws of the Corporation.

ARTICLE XII

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws of the Corporation.

ARTICLE XIII

The Corporation reserves the right to amend, alter, or repeal any provision contained in this Certificate in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that, notwithstanding any other provision of this Certificate, or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of this Corporation required by law or by this Certificate, the affirmative vote of the holders of at least two-thirds of the voting power of the then-outstanding shares of Voting Stock, voting together as a single class, shall be required to amend, alter or repeal Article V, Article VI, Article VIII, Article X, Article XI or this Article XIII.

ARTICLE XIV

A. Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim for or based on a breach of fiduciary duty owed by any current or former director or officer or other employee of the Corporation to the Corporation or to the Corporation’s stockholders, including a claim alleging the aiding and abetting of such breach of fiduciary duty, (c) any action asserting a claim against the Corporation or any current or former director or officer or other employee of the Corporation arising pursuant to any provision of the General Corporation Law or this Certificate or the Corporation’s Bylaws (as such may be amended from time to time), (d) any action asserting a claim related to or involving the Corporation or any current or former director or officer or other employee of the Corporation that is governed by the internal affairs doctrine or (e) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the General Corporation Law shall be the state courts located within the State of Delaware (or if the state courts lack jurisdiction over any such action or proceeding, the sole and exclusive forum for such action or proceeding will be the federal court for the District of Delaware).

B. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this Certificate.

IN WITNESS WHEREOF, Arlo Technologies, Inc. has caused this Amended and Restated Certificate of Incorporation to be executed by one of its duly authorized officers and attested by its Corporate Secretary this [●] day of [●], 2018.

ARLO TECHNOLOGIES, INC.

Matthew McRae
Chief Executive Officer

ATTEST:

[Name of Corporate Secretary]
Corporate Secretary